EXHIBIT 99.2

KAR Auction Services, Inc.
First Quarter 2017 Supplemental Financial Information
May 9, 2017

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$51.3	$32.2	$20.9	$(35.2)	$69.2
Add back:
Income taxes	29.0	18.0	11.8	(24.7)	34.1
Interest expense, net of interest income	0.1	—	10.3	29.8	40.2
Depreciation and amortization	27.1	23.2	7.8	6.4	64.5
Intercompany interest	9.2	9.4	(8.7)	(9.9)	—
EBITDA	116.7	82.8	42.1	(33.6)	208.0
Intercompany charges	2.6	—	—	(2.6)	—
Non-cash stock-based compensation	1.5	0.9	0.5	3.1	6.0
Acquisition related costs	1.7	—	—	0.4	2.1
Securitization interest	—	—	(8.1)	—	(8.1)
Minority interest	1.7	—	—	—	1.7
Other	0.8	0.1	—	—	0.9
Total addbacks	8.3	1.0	(7.6)	0.9	2.6
Adjusted EBITDA	$125.0	$83.8	$34.5	$(32.7)	$210.6

	Three Months Ended March 31, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$39.3	$24.9	$24.0	$(27.5)	$60.7
Add back:
Income taxes	23.3	14.9	14.6	(16.1)	36.7
Interest expense, net of interest income	0.1	—	7.8	20.8	28.7
Depreciation and amortization	22.5	21.3	7.7	4.9	56.4
Intercompany interest	11.9	9.4	(7.8)	(13.5)	—
EBITDA	97.1	70.5	46.3	(31.4)	182.5
Intercompany charges	3.3	0.2	—	(3.5)	—
Non-cash stock-based compensation	1.2	0.6	0.4	3.3	5.5
Loss on extinguishment of debt	—	—	—	4.0	4.0
Acquisition related costs	1.1	—	—	1.5	2.6
Securitization interest	—	—	(6.4)	—	(6.4)
Minority interest	0.6	—	—	—	0.6
Other	0.9	(0.2)	—	—	0.7
Total addbacks	7.1	0.6	(6.0)	5.3	7.0
Adjusted EBITDA	$104.2	$71.1	$40.3	$(26.1)	$189.5

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017

Net income (loss)	$61.8	$54.4	$45.5	$69.2	$230.9
Add back:
Income taxes	37.7	31.8	26.7	34.1	130.3
Interest expense, net of interest income	35.7	36.1	37.9	40.2	149.9
Depreciation and amortization	59.0	60.5	64.7	64.5	248.7
EBITDA	194.2	182.8	174.8	208.0	759.8
Non-cash stock-based compensation	4.9	4.7	4.0	6.0	19.6
Loss on extinguishment of debt	—	—	1.4	—	1.4
Acquisition related costs	3.3	1.3	1.4	2.1	8.1
Securitization interest	(6.7)	(7.2)	(7.7)	(8.1)	(29.7)
Minority interest	1.0	1.1	1.1	1.7	4.9
(Gain)/Loss on asset sales	0.4	1.3	0.3	0.5	2.5
Other	—	0.8	1.2	0.4	2.4
Total addbacks	2.9	2.0	1.7	2.6	9.2
Adjusted EBITDA	$197.1	$184.8	$176.5	$210.6	$769.0

Segment Results

Impact of Foreign Currency
The weakening of the U.S. dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended March 31, 2017, fluctuations in the Canadian exchange rate increased revenue by $2.9 million, operating profit by $1.0 million, net income by $0.6 million and net income per diluted share by less than $0.01.
ADESA Results

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
ADESA revenue	$498.0	$414.8
Cost of services*	290.9	238.4
Gross profit*	207.1	176.4
Selling, general and administrative	87.3	76.6
Depreciation and amortization	27.1	22.5
Operating profit	$92.7	$77.3

Vehicles sold	818,000	703,000
Physical auction vehicles sold	603,000	515,000
Online only vehicles sold	215,000	188,000
Dealer consignment mix at physical auctions	44%	47%
Conversion rate at North American physical auctions	61.8%	61.0%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$755	$737
Online only revenue per vehicle sold, excluding ADESA Assurance Program vehicles	$111	$110

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended March 31, 2017 and 2016
Revenue
Revenue from ADESA increased $83.2 million, or 20%, to $498.0 million for the three months ended March 31, 2017, compared with $414.8 million for the three months ended March 31, 2016. The increase in revenue was primarily a result of a 16% increase in the number of vehicles sold (4% increase excluding acquisitions), as well as a 3% increase in revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $48.4 million. Revenue increased $2.1 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 20% increase in institutional volume (9% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 10% increase in dealer consignment units sold (7% decrease excluding acquisitions) for the three months ended March 31, 2017 compared with the three months ended March 31, 2016. Online sales volume for ADESA represented approximately 42% of the total vehicles sold in the first quarter of 2017, compared with approximately 43% in the first quarter of 2016. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Upstream and midstream selling represent online only sales, which accounted for approximately 64% of ADESA's online sales volume. ADESA sold approximately 215,000 and 188,000 vehicles through its online only offerings in the first quarter of 2017 and 2016, respectively, of which approximately 107,000 and 92,000 represented vehicle sales to grounding dealers in the first quarter of 2017 and 2016, respectively. For the three months ended March 31, 2017, dealer consignment vehicles represented approximately 44% of used vehicles sold at ADESA physical auction locations, compared with approximately 47% for the three months ended March 31, 2016. Vehicles sold at physical auction locations increased 17% (no increase excluding acquisitions) in the first quarter of 2017, compared with the first quarter of 2016. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 61.8% for the three months ended March 31, 2017, compared with 61.0% for the three months ended March 31, 2016.
Physical auction revenue per vehicle sold increased $18, or 2%, to $755 for the three months ended March 31, 2017, compared with $737 for the three months ended March 31, 2016. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired and an increase in physical auction revenue per vehicle sold of $3 due to fluctuations in the Canadian exchange rate.
Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle sold increased to $111 from $110 for the three months ended March 31, 2017 and 2016, respectively.
Gross Profit
For the three months ended March 31, 2017, gross profit for ADESA increased $30.7 million, or 17%, to $207.1 million, compared with $176.4 million for the three months ended March 31, 2016. Gross profit for ADESA was 41.6% of revenue for the three months ended March 31, 2017, compared with 42.5% of revenue for the three months ended March 31, 2016. The increase in gross profit was mainly attributable to the 16% increase in the number of vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $10.7 million, or 14%, to $87.3 million for the three months ended March 31, 2017, compared with $76.6 million for the three months ended March 31, 2016, primarily due to increases in selling, general and administrative expenses associated with acquired businesses of $8.8 million, compensation expense of $3.3 million and other expenses aggregating $1.6 million, partially offset by a decrease in incentive-based compensation expense of $3.0 million.

IAA Results

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
IAA revenue	$297.4	$269.6
Cost of services*	189.1	173.5
Gross profit*	108.3	96.1
Selling, general and administrative	25.9	25.7
Depreciation and amortization	23.2	21.3
Operating profit	$59.2	$49.1

Vehicles sold	592,000	534,000
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended March 31, 2017 and 2016
Revenue
Revenue from IAA increased $27.8 million, or 10%, to $297.4 million for the three months ended March 31, 2017, compared with $269.6 million for the three months ended March 31, 2016, and included a decrease in revenue of $1.1 million from HBC. The increase in revenue was a result of an increase in vehicles sold of approximately 11% (11% excluding HBC) for the three months ended March 31, 2017 and an increase in revenue of $0.7 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease in revenue of $2.0 million due to fluctuations in the U.K. exchange rate. Revenue per vehicle sold was consistent year over year. IAA's North American same-store total loss vehicle inventory increased approximately 17% at March 31, 2017, as compared to March 31, 2016. Vehicles sold under purchase agreements were approximately 5% (4% excluding HBC) and 7% (5% excluding HBC) of total salvage vehicles sold for the three months ended March 31, 2017 and 2016, respectively. Online sales volumes for IAA for the three months ended March 31, 2017 and 2016 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended March 31, 2017, gross profit at IAA increased to $108.3 million, or 36.4% of revenue, compared with $96.1 million, or 35.6% of revenue, for the three months ended March 31, 2016. The increase in gross profit was mainly attributable to a 10% increase in revenue, partially offset by a 9% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. Excluding HBC, IAA's gross profit margin was 37.4% and 37.1% for the three months ended March 31, 2017 and 2016, respectively. For the three months ended March 31, 2017 and 2016, HBC had revenue of approximately $12.8 million and $13.9 million, respectively, and cost of services of approximately $10.9 million and $12.6 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $0.2 million, or 1%, to $25.9 million for the three months ended March 31, 2017, compared with $25.7 million for the three months ended March 31, 2016. The increase in selling, general and administrative expenses was primarily attributable to an increase in compensation expense of $0.8 million, partially offset by decreases in bad debt expense of $0.4 million and other expenses aggregating $0.2 million.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2017	2016
AFC revenue	$71.2	$73.9
Cost of services*	21.2	20.1
Gross profit*	50.0	53.8
Selling, general and administrative	7.9	7.5
Depreciation and amortization	7.8	7.7
Operating profit	$34.3	$38.6

Loan transactions	456,000	454,000
Revenue per loan transaction, excluding “Other service revenue”	$138	$146
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2017 and 2016
Revenue
For the three months ended March 31, 2017, AFC revenue decreased $2.7 million, or 4%, to $71.2 million, compared with $73.9 million for the three months ended March 31, 2016. The decrease in revenue was the result of an increase in the provision for credit losses to 2.5% of the average managed receivables for the three months ended March 31, 2017, partially offset by a 7% increase in "Other service revenue" generated by PWI. In addition, managed receivables increased to $1,760.7 million at March 31, 2017 from $1,705.5 million at March 31, 2016.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $8, or 5%. The provision for credit losses, which is a reduction of revenue, resulted in a reduction of revenue per unit of $12 for the three months ended March 31, 2017. The remaining $4 increase in revenue per loan transaction was the result of increases in average portfolio duration and average loan values. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses has increased to 2.5% from 1.3% of the average managed receivables for the three months ended March 31, 2017 compared with the three months ended March 31, 2016. In the current credit environment, the provision for credit losses is expected to be approximately 1.75% to 2.25%, annually, of the average managed receivables balance. For 2017, the provision for credit losses is expected to be above the previously stated range in the first half of the year, with improvement in the second half of the year.
Gross Profit
For the three months ended March 31, 2017, gross profit for the AFC segment decreased $3.8 million, or 7%, to $50.0 million, or 70.2% of revenue, compared with $53.8 million, or 72.8% of revenue, for the three months ended March 31, 2016, primarily as a result of a 4% decrease in revenue and a 5% increase in cost of services. The increase in cost of services was the result of increases in lot checks of $0.5 million, compensation expenses of $0.3 million and collection costs of $0.3 million. The floorplan lending business gross profit margin percentage decreased from 79.5% to 76.6%. The floorplan lending business excludes PWI.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.4 million, or 5%, to $7.9 million for the three months ended March 31, 2017, compared with $7.5 million for the three months ended March 31, 2016. The increase was primarily attributable to a $0.3 million increase in travel expenses and other expenses aggregating $0.1 million.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2017	December 31, 2016	March 31, 2016
Cash and cash equivalents	$188.0	$201.8	$676.3
Restricted cash	18.4	17.9	14.9
Working capital	554.0	506.2	950.0
Amounts available under Credit Facility*	286.7	219.5	300.0
Cash flow from operations for the three months ended	142.0		70.1
* KAR Auction Services, Inc. has a $300 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $35.9 million, $29.7 million, and $28.0 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the three months ended March 31, 2017, the company used cash of $37.2 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
Net cash provided by (used by):
Operating activities	$142.0	$70.1
Investing activities	(21.2)	(100.3)
Financing activities	(136.4)	546.0
Effect of exchange rate on cash	1.8	5.5
Net (decrease) increase in cash and cash equivalents	$(13.8)	$521.3
Cash flow from operating activities was $142.0 million for the three months ended March 31, 2017, compared with $70.1 million for the three months ended March 31, 2016. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends.
Net cash used by investing activities was $21.2 million for the three months ended March 31, 2017, compared with $100.3 million for the three months ended March 31, 2016. The decrease in net cash used by investing activities was primarily attributable to a decrease in the additional finance receivables held for investment of approximately $87.0 million.
Net cash used by financing activities was $136.4 million for the three months ended March 31, 2017, compared with net cash provided by financing activities of $546.0 million for the three months ended March 31, 2016. The decrease in net cash from financing activities was primarily attributable to:

•
first quarter 2017 repayments of $67.2 million and $6.1 million on our line of credit and term loans, respectively, compared to the debt refinancing and payment activities in the first quarter of 2016, for which the Company received approximately $558.9 million of cash after the repayment and rollover of debt;

•	a decrease in the additional obligations collateralized by finance receivables of approximately $49.1 million; and

•	an increase in dividend payments of $6.5 million.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA, free cash flow and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.